Exhibit 99.2

News Release

For immediate release

PCN, PHK, PFL, PFN, NCZ Adopt Revised Rating Criteria 03.16.2010 03/16/2010

For information on PIMCO Closed-End Funds:

Financial Advisors: (800) 628-1237

Shareholders: (800) 285-4086

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PIMCO Corporate Income Fund, PIMCO High Income Fund, PIMCO Income Strategy Fund, PIMCO Income Strategy Fund II, and Nicholas-Applegate Convertible & Income Fund II Adopt Fitch’s Revised Rating Criteria; Fitch Reaffirms each Fund’s ‘AAA” rating on each Fund’s Preferred Shares.

NEW YORK, March 16, 2010 (Business Wire)—PIMCO Corporate Income Fund (NYSE:PCN), PIMCO High Income Fund (NYSE:PHK), PIMCO Income Strategy Fund (NYSE:PFL), PIMCO Income Strategy Fund II (NYSE:PFN) and Nicholas-Applegate Convertible & Income Fund II (NYSE: NCZ) (each a “Fund” and collectively, the “Funds”) today announced that, effective March 1, 2010, each Fund adopted amended and restated by-laws (“By-laws”) that incorporate substantially revised and updated ratings criteria (the “New Fitch Criteria”) issued by Fitch, Inc. (“Fitch”) applicable to each Fund’s outstanding auction rate preferred shares (“Preferred Shares”). The New Fitch Criteria includes two separate Preferred Shares asset coverage tests which differ from the single test previously applicable to Fitch’s ratings. Other key components of the New Fitch Criteria as cited by Fitch include, among others, updated asset discount factors, changes to issuer and industry concentration thresholds and guidelines, and inclusion of certain leverage and derivatives when calculating the Fitch asset coverage tests. The New Fitch Criteria is available on the Fitch website (www.fitchratings.com) and is incorporated by reference into each Fund’s By-laws. Furthermore, as announced in press release dated March 12, 2010, Fitch has reaffirmed the ‘AAA’ rating it assigned to each Fund’s Preferred Shares.

Allianz Global Investors Fund Management LLC (“AGIFM”), an indirect, wholly-owned subsidiary of Allianz Global Investors of America L.P., serves as the Funds’ investment manager and is a member of Munich-based Allianz Group. Pacific Investment Management Company LLC, an AGIFM affiliate, serves as the sub-adviser for PCN, PHK, PFL, and PFN. Nicholas-Applegate Capital Management LLC, also an AGIFM affiliate, serves as the sub-advisor for NCZ.

The Funds’ daily New York Stock Exchange closing prices and net asset values per share are available by calling the Funds’ shareholder servicing agent at (800) 331-1710. This information, as well as updated portfolio statistics and performance, is available at http://www.allianzinvestors.com.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from further declines in the securities markets and in the Funds’ performance, a general downturn in the economy, inability to obtain leverage to replace ARPS that have been redeemed, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement their operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. The Funds’ ability to maintain leverage and to pay dividends to common shareholders is subject to the restrictions in its registration statements, By-laws and other governing documents as well as the Investment Company Act of 1940.